For Immediate Release

COMPOSITE TECHNOLOGY’S CEO TO SPEAK IN WEBCAST AT MERRIMAN CURHAN FORD’S 4th ANNUAL INVESTOR SUMMIT CONFERENCE

IRVINE, CA, September 17, 2007 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) today announced that Benton Wilcoxon, its Chief Executive Officer, will present at the Merriman Curhan Ford & Co., 4th Annual Investor Summit Conference held today at the Mark Hopkins Hotel in San Francisco. The Company’s presentation is scheduled for 11:45 A.M. PST.

Mr. Wilcoxon will discuss the Company's two business segments and the market opportunities for the Company’s key products. He will also discuss the Company's investment highlights.

The audio presentation will be web cast live at http://www.wsw.com/webcast/mcm7/cptc.ob along with presentation slides available for download. Following the live web cast, the presentation will be available on the Investor Relations section of the Composite Technology Corporation website at www.compositetechcorp.com.

About Merriman Curhan Ford & Co:

Merriman Curhan Ford & Co. is a securities broker-dealer and investment bank focused on fast-growing companies and growth-oriented institutional investors. It provides investment research, brokerage and trading services primarily to institutions, as well as advisory and investment banking services to corporate clients. Its mission is to become a leader in the researching, advising, financing and trading of fast-growing companies. Merriman Curhan Ford & Co. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. and SIPC. MCF Corporation is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and primary research through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and Panel Intelligence, LLC.

About CTC:

Composite Technology Corporation, based in Irvine, California, USA develops, manufactures and sells innovative high performance electrical transmission and renewable energy generation products through its subsidiaries:

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CTC Cable Corporation produces composite rod for use in its patented ACCC (aluminum conductor composite core) conductors, which are “high efficiency conductors” for use in electrical transmission grid systems. ACCC conductors demonstrate less electricity line losses when compared with conventional conductors. When deployed in place of conventional conductors on existing systems, the higher efficiency of ACCC conductors enable power generators to reduce the amount of power they must generate while still delivering the same power to the customers. They have also demonstrated significant savings in upgrade capital costs and operating expenses when substituted for other conductors. ACCC conductors enable grid operators to reduce blackouts and brownouts, providing a ‘reserve electrical capacity’ by operating at higher temperatures without significant thermal sag of the lines. ACCC conductors are an innovative economical solution for reconductoring power lines, constructing new lines and crossing large spans. ACCC composite rod is delivered to qualified conductor manufacturers worldwide for local ACCC conductor production and resale into local markets.

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DeWind Inc., designs, produces, and sells the DeWind series of wind energy turbines including the new D8.2 model rated at 2 megawatts (MW) available in both 50Hz and 60Hz; the D8 model rated at 2 MW available in 50Hz; and the D6 model rated at 1.25 MW available in 50Hz. The new D8.2, which has been operating since early 2007 at Cuxhaven, Germany, utilizes the advanced WinDrive® hydrodynamic torque converter developed by Voith AG with a synchronous AC generator that is able to connect directly to the grid at high voltage without the use of power conversion electronics. During the 3rd quarter of 2007, a 60Hz version will be installed at a site in the USA for certification. In late 2007, the first D8.2 turbines are to be assembled at TECO Westinghouse Motor Company in Texas, which will supply turbines for our North and South American customers.

For further information visit our website: www.compositetechcorp.com. Investor Relations Contact: James Carswell, +1-949-428-8500

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, the ability of the company to convert quotations and framework agreements into firm orders, our customers’ fulfillment of payment obligations under the respective supply agreement, our ability to deliver reliable turbines on a timely basis, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to produce the turbines and acquire its components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2006 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515